        Exhibit 19.1
Insider Trading Policy
Introduction
Policy Statement
Royal Gold has adopted this policy to provide guidelines to its employees, officers, and directors with respect to trading in Royal Gold securities and the securities of companies with which Royal Gold has a business relationship.
Persons Covered by this Policy
This policy applies to all employees, officers, and directors of Royal Gold, Inc. and its subsidiaries, as well as their related persons (as defined below). We sometimes refer to these individuals as “insiders.” We may determine that other persons who have access to our material nonpublic information, such as contractors or consultants, should be considered insiders under this policy. In those cases, we will provide written notice to the individual that they are subject to this policy.
Individual Responsibility
As an insider of Royal Gold, you have ethical and legal obligations to not engage in securities transactions while you are aware of material nonpublic information and to not disclose material nonpublic information to others. You are responsible for complying with this policy and securities laws and ensuring that your related persons do the same. To preserve our reputation for adhering to the highest standards of conduct, it is also important for you and your related persons to avoid trading that may appear to be illegal or impermissible under our policies.
Securities transactions that become subject to scrutiny will be viewed after the fact with the benefit of hindsight. Before engaging in any transaction, you should carefully consider how regulators and others might view the transaction in hindsight.
Any action on the part of Royal Gold or individuals tasked with compliance or preapproval functions under this policy does not constitute legal advice or insulate you from liability under securities laws. For example, you are prohibited from trading in our securities while aware of material nonpublic information about us even if you received preclearance for the transaction under this policy.
Seeking Guidance
It is often difficult to determine whether: (i) a piece of information is material nonpublic information, or (ii) material nonpublic information exists of which you may be unaware. Any person who has any questions about specific transactions, including whether material nonpublic information exists at a time that a trade is being considered, may obtain additional guidance from the Chief Compliance Officer. However, the ultimate responsibility for avoiding improper transactions rests with the individual.
Penalties for Insider Trading
Insider trading is prohibited by U.S. federal and state laws and is enforced vigorously by the Securities and Exchange Commission (“SEC”) and federal and state enforcement authorities. Insider trading is also illegal in many other countries in which we do business. Punishment for insider trading can be severe

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and can include significant civil penalties and criminal fines, including jail time. In addition, any individual violating insider trading laws may be sued by other investors who purchased or sold securities at the same time. Disciplinary action, up to and including termination of service, may also be taken against any individual who violates this policy.
Definitions
“Material nonpublic information” is any material information that has not yet become publicly available. Information is material if a reasonable investor would consider it important in making a decision to buy, sell, or hold stock. Any information that could reasonably affect a company’s stock price, whether positive or negative, should be considered material. Examples of information that is often considered material include the following: earnings or other financial or operational information; projections of future earnings or other financial or operational information; changes in reserve estimates; property developments; pending or potential investments; news of a pending or proposed merger, acquisition, joint venture, divestiture, tender offer, or sale or purchase of assets; changes in business strategy; developments regarding litigation or government investigations; changes in dividend policy or the declaration of a stock split; equity or debt offerings; changes in management; balance sheet and ratings issues; discovery of a cybersecurity incident; and impending bankruptcy or financial liquidity problems. Material information may also include information originating outside of a company, such as planned sales or purchases of securities by a third party.
In determining whether information is material nonpublic information, you should ask yourself the following questions:
•    Has the information been disclosed to the public by press release or other means?
•    Does the information I have learned about Royal Gold make me want to buy or sell securities of Royal Gold?
•    If the newspaper published what I know, would it cause the value of the securities of Royal Gold to rise or fall?
•    How would the proposed trade appear to government prosecutors if it became the subject of an investigation?
It is not possible to define all categories of material information. You should recognize that the public, media, and courts may use hindsight in judging what is material. Therefore, it is important to err on the safe side and assume information is material if there is any doubt.
“Related persons” are (1) any family member who resides with you (including a spouse, child, child who is away at college, stepchild, grandchild, parent, stepparent, grandparent, sibling, or in-law), (2) anyone else who lives in your household, (3) any family member who does not reside with you but whose securities transactions are directed by you or subject to your influence or control (such as a parent, child, or other relative who consults with you before they trade in securities), and (4) any entity (such as a corporation, partnership, or trust) that is influenced or controlled by you.
“Securities” means all securities of an entity or its parent or subsidiaries, including common stock, restricted stock, restricted stock units, options, stock appreciation rights, performance shares, preferred

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stock, warrants, debt securities, and convertible notes, as well as any derivative securities (for example, puts or calls) relating to the stock, whether issued by the entity or an unrelated third party.
Our Policy
All provisions of this policy apply to you and your related persons. You are responsible for the compliance of your related persons with this policy and securities laws. It does not matter for purposes of this policy if you have not shared material nonpublic information with your related persons. Transactions by your related persons should be treated as if they are your transactions for purposes of complying with this policy and securities laws.
Confidentiality of Inside Information
Officers, directors, and employees who come into possession of material nonpublic information concerning Royal Gold must safeguard the information. Securities laws, as well as this policy and other Royal Gold policies, prohibit officers, directors, and employees from disclosing material nonpublic information concerning Royal Gold (or any other company to the extent such information is acquired in the course of employment with or service to Royal Gold) to any other person (including family members and friends), except when such disclosure is necessary to fulfill a business objective of Royal Gold.
Prohibition on Trading on the Basis of Material Nonpublic Information
You are prohibited from engaging in any transaction involving our securities while you are aware of material nonpublic information about Royal Gold. It does not matter whether you relied on or used the material nonpublic information in deciding to trade – if you are aware of material nonpublic information about us, the prohibition applies. You should avoid even the appearance of an improper transaction. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expense) are no exception.
This policy also applies to any elective transactions relating to securities under any investment or retirement plan, including the Royal Gold SARSEP.
You are also prohibited from engaging in any transaction involving the securities of any other company to which Royal Gold owes a duty of confidentiality while you are aware of material nonpublic information about that company obtained in the course of your employment with or service to us.
Tipping Material Nonpublic Information to Others
You must not pass material nonpublic information about Royal Gold (or any other company to which Royal Gold owes a duty of confidentiality to the extent such information is acquired in the course of employment with or service to Royal Gold) to others or otherwise make any unauthorized disclosure or use of this information, regardless of whether you profit or intend to profit by the disclosure or use. This practice, known as “tipping,” violates securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade.
You are prohibited from recommending any transaction in our securities to another person. Furthermore, you must not recommend any transaction in the securities of any other company to which Royal Gold owes a duty of confidentiality based on material nonpublic information about that company obtained in the course of your employment with or service to us.

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Any statement made on the internet or via social media about Royal Gold or another company may be seen as a recommendation to buy or sell securities. As a result, you may not post on the internet or via social media any information regarding Royal Gold or any other company to which we owe a duty of confidentiality, other than in authorized Royal Gold communications.
When Information is Public
The release of information to the media does not immediately mean that the information has become publicly available. Information is considered publicly available only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it.
Information about Royal Gold will be considered public after the market closes on the first full trading day following its public release. As such, in cases where we release material nonpublic information, you may not engage in any transaction involving our securities until after the market closes on the first full trading day following release of that information.
For example:

Day Announcement Is Made	Day Trading Is First Permitted
Monday (after market)	Wednesday
Thursday (before market)	Friday
Additional Prohibited Transactions
We believe it is improper and inappropriate for insiders to engage in short-term or speculative transactions involving our securities. As such, you are prohibited from engaging in any of the following activities:
1.Trading on a short-term basis. Short-term trading of our securities may be distracting to the person and may unduly focus the person on our short-term stock market performance instead of our long-term business objectives. For these reasons, if you purchase our securities on the open market, you may not sell any securities of the same class during the six months following the purchase (or vice versa). With respect to officers and directors, the SEC’s “short-swing profit” rules provide that any profit realized from the purchase and sale (or sale and purchase) of our securities within a period of six months may be recovered in a court action brought by Royal Gold or a stockholder on our behalf.
2.Purchases of our securities on margin.
3.Short sales of our securities.
4.Buying or selling put or call options or other derivative securities relating to our securities.
5.Engaging in hedging or monetization transactions, such as collars, equity swaps, prepaid variable forwards, and exchange funds with respect to our securities.
6.Participating in investment clubs that invest in our securities.

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7.Holding our securities in a margin account.
8.Placing open orders of longer than five business days or ending after a trading window has closed, other than pursuant to a 10b5-1 plan as described below.
9.Pledging our securities as security for any obligation.
Reporting Obligations
Directors and certain officers of Royal Gold must also comply with the reporting obligations and limitations on short-swing transactions (i.e., a purchase followed by a sale or a sale followed by a purchase, in each case within the same six-month period) set forth in Section 16 of the Securities Exchange Act of 1934. The practical effect of these provisions is that directors and certain officers who purchase and sell Royal Gold’s securities within a six-month period must disgorge all profits to Royal Gold whether or not they had knowledge of any material nonpublic information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option nor the receipt of stock under Royal Gold’s long term incentive plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. The rules for compliance with Section 16, and the filing of appropriate reports (e.g., Forms 3, 4, and 5) are quite complex, and you should follow the rules for preclearance of trades set forth below.
Preclearance Requirements and Blackout Periods
We have established the following additional procedures to assist in the administration of this policy, to facilitate compliance with securities laws, and to avoid the appearance of impropriety. These additional procedures apply to all employees, officers, directors, and other insiders, as well as their respective related persons.
Preclearance Requirements
You may trade in our securities or enter into written trading plans or arrangements regarding our securities only after preclearing the transaction with our Chief Compliance Officer, who will review the circumstances of the trade (including coordination with any stock purchase program Royal Gold may have underway). A preclearance request should be submitted to our Chief Compliance Officer at least three business days in advance of the proposed transaction and clearance will only be authorized for a period of up to five business days. To extend preclearance beyond five business days, an additional request for preclearance is required. When you make a request for preclearance, you should carefully consider whether you may be aware of any material nonpublic information about Royal Gold and should describe those circumstances fully to the Chief Compliance Officer. To comply with the prohibition on short-term trading, you must indicate in your request whether you have effected any transactions in our securities within the previous six months. If you seek preclearance and permission to engage in the proposed transaction is denied, you should refrain from initiating any transaction in Royal Gold securities and you should not inform any other person of the restriction. For directors and officers subject to our stock ownership guidelines, no transaction will be precleared if it would result in noncompliance with the guidelines immediately after the transaction.

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Preclearance for Gifts of Royal Gold Securities
This policy also applies to gifts. Gifts of Royal Gold securities may be made only during an open trading window and after you have obtained preclearance of the gift from our Chief Compliance Officer as set forth above.
Quarterly Blackout Periods
You may not trade in our securities during any quarterly blackout period, regardless of whether you are aware of material nonpublic information at that time.
Our quarterly blackout period begins on the date that is two weeks prior to the last business day of each fiscal quarter and ends at the close of business one full business day after we release earnings for that quarter. The quarterly period when the blackout period is not in effect is referred to as our quarterly trading window.
Event-Specific Blackout Periods
From time to time, an event may occur that may be material to us and is known by only a few insiders. So long as the event remains material and nonpublic, any insider designated by our Chief Compliance Officer or CEO may not trade in our securities, regardless of whether the trading window is open. Our Chief Compliance Officer or CEO may notify you if you are subject to an event-specific blackout period and may do so without disclosing the reason for the restriction. The existence of an event-specific blackout period may not be announced to all insiders and should not be communicated to any other person. Even if the Chief Compliance Officer or CEO has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.
Exceptions to the Policy
10b5-1 Plans
Rule 10b5-1(c) of the Securities Exchange Act of 1934 permits insiders to establish written trading plans (commonly referred to as “10b5-1 plans”) that can be useful in enabling them to plan ahead without fear that they might become exposed to material nonpublic information that will prevent them from trading. Where a valid 10b5-1 plan has been established or modified at a time when the insider was not in possession of material nonpublic information, trades executed under the plan do not violate this policy or securities laws even if the insider is in possession of material nonpublic information at the time the trade is executed. Trading under the plan must not begin until the later of (1) 90 days after the adoption of the plan or any modification of the plan, or (2) two business days following the disclosure of Royal Gold’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan, or any modification of the plan, was adopted.
Any 10b5-1 plan or any modification of the plan must be approved in advance by our Chief Compliance Officer. You must also comply with the preclearance requirements and blackout periods described above when you establish the plan. You should allow at least five business days for approval. Among the factors we may consider in reviewing a proposed 10b5-1 plan are the term of the plan; the schedule for sales; whether there is a requisite waiting period before trades under the plan may commence; whether there are any outstanding plans, contracts, or instructions for transactions in the stock of Royal Gold on

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the open market during the relevant period; whether the plan is a single trade plan; whether the plan includes the certifications required under Rule 10b5-1(c); and whether a prior plan has been terminated prior to its expiration date. We reserve the right to disapprove any proposed plan or modification to a plan or suspend or instruct you to terminate any plan that was previously approved. Any trades executed under an approved 10b5-1 plan are not subject to the preclearance requirements and blackout periods described above.
Stock Option Exercises
This policy does not apply to exercises of non-transferable stock options granted by us. This policy does apply to any sale or other transfer of the securities received for the option or the exercise of a tax withholding right pursuant to which a person has elected to have us withhold shares subject to an option to satisfy tax withholding requirements. This policy also applies to any sale of securities as a part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Vesting of Restricted Stock and Performance Share Awards
This policy does not apply to the vesting of restricted stock or performance share awards. This policy does apply to any market sale of shares underlying any restricted stock or performance share awards, including the sale of stock to satisfy tax obligations.
Post-Termination Transactions
This policy continues to apply to securities transactions and material nonpublic information even after you cease to be an insider. If you are aware of material nonpublic information when your relationship with Royal Gold terminates, you are prohibited from trading in our securities or disclosing the information to anyone else until that information is made public or is no longer material.
Administration of the Policy
This policy will be administered by the Compensation, Nominating, and Governance Committee of the Board of Directors of the Company. The Chief Compliance Officer will review this policy annually and will be responsible for suggesting any updates to the policy to the Compensation, Nominating, and Governance Committee.
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Approved by the Board of Directors effective as of August 20, 2024.

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